File No. 70-8959

                                SECURITIES AND EXCHANGE COMMISSION
                                      Washington, D.C. 20549

                                         AMENDMENT NO. 3
                                                to
                                             Form U-1

                 APPLICATION/DECLARATION WITH RESPECT TO THE ORGANIZATION
              OF A WHOLLY OWNED SUBSIDIARY RELATED TO AN ACCOUNTS RECEIVABLE
                    PURCHASE AND SALE PROGRAM AND RELATED TRANSACTIONS

                                               under

                          THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                              WESTERN MASSACHUSETTS ELECTRIC COMPANY
                                       174 Brush Hill Avenue
                               West Springfield, Massachusetts 01089

                          (Name of companies filing this statement and
                              address of principal executive office)

                                        NORTHEAST UTILITIES

                   (Name of top registered holding company parent of declarant)

                                       Robert P. Wax, Esq.
                           Vice President, Secretary and General Counsel
                               Northeast Utilities Service Company
                                           P.O. Box 270
                                      Hartford, CT 06141-0270

                             (Name and address of agent for service)

                The Commission is requested to mail signed copies of all orders, notices, and communications to

David R. McHale, Esq.                                Jeffrey C. Miller, Esq.
Assistant Treasurer - Finance                        Assistant General Counsel
Northeast Utilities Service                          Northeast Utilities Service
  Company                                              Company
P.O. Box 270                                         P.O. Box 270
Hartford, CT 06141-0270                              Hartford, CT 06141-0270

                                      Thomas R. Wildman, Esq.
                                       Day, Berry & Howard
                                             CityPlace
                                     Hartford, CT  06103-3499
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        The Application/Declaration in this proceeding is hereby amended by the filing of the exhibits and financial statements listed in the "Index to Exhibits and Financial Statements Filed with Amendment No. 3 to Form U-1" which appears on the following page.

                                            SIGNATURES


        Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned has duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 24, 1997


                                 WESTERN MASSACHUSETTS ELECTRIC COMPANY



                                 By_________________________/s/Thomas R. Wildman
                                   Thomas R. Wildman
                                   A Partner
                                   Day, Berry & Howard
                                   City Place I
                                   Hartford CT 06103-3499
                                   Its Attorney

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             INDEX TO EXHIBITS AND FINANCIAL STATEMENTS FILED WITH
                                AMENDMENT NO. 3
                                       to
                                    Form U-1
                                       of
                     WESTERN MASSACHUSETTS ELECTRIC COMPANY


(a)     Exhibits

        A.1    Articles of incorporation of WRC.
        A.2    Bylaws of WRC.
        D.2    Copy of DPU order with respect to WMECO's proposed transactions.
        F.     Opinion of Counsel.
        G.1    WMECO Financial Data Schedule. (As corrected.)
        G.2    NU Financial Data Schedule.  (As corrected.)

(b)     Financial Statements (As corrected.)

        1.     Western Massachusetts Electric Company

               1.1 Balance Sheet, per books and pro forma, as of September 30, 1996.

               1.2 Income Statement, per books and pro forma, twelve months ended September 30, 1996.

               1.3 Statement of Retained Earnings, per books and pro forma, twelve months ended September 30, 1996 and Statement of Capital Structure, per books and pro forma, as of September 30, 1996.

               1.4     Explanation of Pro Forma Adjustments.

        2.     Northeast Utilities and Subsidiaries

               2.1 Consolidated Balance Sheet, per books and pro forma, as of September 30, 1996.

               2.2 Consolidated Income Statement, per books and pro forma, twelve months ended September 30, 1996.

               2.3 Consolidated Statement of Retained Earnings, per books and pro forma, twelve months ended September 30, 1996, and Consolidated Statement of Capital Structure, per books and pro forma, as of September 30, 1996.

               2.4     Explanation of Pro Forma Adjustments.
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